Exhibit 10.1

CONTRIBUTION AGREEMENT

This Agreement is made and entered into effective as of December 30, 2009 (the "Effective Date"), by and between WS Technologies LLC dba Windswept Technologies, an Oregon limited liability company ("Company"), and Aequitas Capital Management, Inc., an Oregon corporation ("Contributing Party").

Background

A.          Contributing Party services and collects consumer receivables generated by hospitals on a recourse basis with respect to the hospital (the "Business").

B.           Contributing Party and certain other parties have entered into an Operating Agreement (the "Operating Agreement") pursuant to which Company will own and operate the Business as a result of the contribution of the Assets (defined below) by Contributing Party and certain assets contributed by the other parties to the Operating Agreement, who collectively will own all of the ownership interests in Company.

C.           Contributing Party wishes to make the contribution of Assets in return for the receipt of ownership interests of Company and the assumption by Company of the Assumed Liabilities under this Agreement.

Agreement

In consideration of the mutual promises and covenants set forth in this Agreement, the parties agree as follows:

1.           Contribution of Business Assets.

1.1         Contribution.  Subject to the terms and conditions set forth in this Agreement, Contributing Party agrees to transfer to Company at Closing (defined below) the following assets of the Business (collectively, the "Assets"), wherever located, free and clear of all mortgages, liens, security interests, pledges, encumbrances, claims, conditions and restrictions, of any nature whatsoever, direct or indirect, whether accrued, absolute or contingent, known or unknown (collectively, "Encumbrances"):

1.1.1       The exclusive right to service and receive compensation and origination fees for all recourse consumer credit accounts now owned and generated in the future by CarePayment, LLC, all under the terms of the Servicing Agreement (the "Servicing Agreement") between Company and CarePayment LLC attached as Exhibit A and entered into simultaneously with the Closing;

1.1.2       All supplies, disclosure materials, marketing materials and collateral, used in connection with the Business, including all correspondence, procedures and process schematics, and other documents and records used or useful in the Business (collectively, the "Supplies"), together with any replacements or additions to the Supplies made before the Closing Date, but excluding Supplies disposed of in the ordinary course of Contributing Party's Business;

1.1.3       All books and records of the Business, including customer lists, customer information, customer files and sales leads, merchandising materials and access to other books and records, or copies thereof, including computerized data, relating to the continuation of the Business as conducted by Contributing Party;

1.1.4       The contracts (including contracts relating to intellectual property used in connection with the Business and employment contracts, if any, for employees engaged in the Business) and prepaid expenses of the Business and contracts identified on attached Schedule 1.1.4; provided, however, that if such contracts have not been transferred by Closing, Contributing Party shall maintain those contracts for Company's benefit;

1.1.5       All rights to all telephone lines and numbers, email addresses used in the conduct of the Business, including those listed on Schedule 1.1.5;

1.1.6       The Zero Interest Recourse (ZIR) software product that incorporates Contributing Party's proprietary CarePayment System, a specialized accounting system designed to interface with multiple systems to receive and submit data and process that data in such a way that all accounting and settlement activities are supported, and which contains several proprietary algorithms to support the allocation of account transactions and account settlement with hospitals and funding sources (the "Software");

1.1.7       All written instructions, user and technical manuals, reference guides, training materials, release notes, installation notes, descriptions, specifications, and any other materials, in paper, electronic or any other form, that describe the requirements, features, functions, support, maintenance and/or use of the Software (the "Documentation"); and

1.1.8       All of the goodwill and general intangibles related to the Business.

1.2         Assets not to be Transferred.  Contributing Party will retain, and Company will not acquire, any assets of Contributing Party not specifically identified in Section 1.1 above, including without limitation the excluded assets ("Excluded Assets") identified on Schedule 1.2.

1.3         Assumed Liabilities and Obligations.  Subject to the terms and conditions set forth in this Agreement, Company agrees to assume at Closing only those costs and liabilities associated with the Business that are to be described on Schedule 1.3 to be attached to this Agreement at or prior to Closing (collectively, the "Assumed Liabilities"), and no others.  Except for the Assumed Liabilities, Company will not assume or agree to pay, perform, or discharge, and Contributing Party will remain liable for, any cost, debt, obligation, tax, or liability, whether known or unknown, contingent or otherwise, of Contributing Party of any kind or nature whatsoever.

2.           Ownership Interests.  Concurrently with Contributing Party's contribution of the Assets to Company at Closing, and in exchange for the Assets, Company will issue to Contributing Party a 28% ownership interest in Company, which will be held by Contributing Party pursuant to the terms of and will have all of the rights set forth in the Operating Agreement.

3.           Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Tonkon Torp LLP at 1600 Pioneer Tower, 888 SW Fifth Avenue, Portland, Oregon 97204, at 10:00 a.m. Pacific Time on December 31, 2009, or at such other place or time as Company and Contributing Party mutually agree (the "Closing Date").

3.1         Company's Conditions to Closing.  The obligations of Company to consummate the Closing and otherwise effect the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

3.1.1       Representations and Warranties.  The representations and warranties of Contributing Party in this Agreement will be true and correct as of the Closing as if made as of the Closing, except (i) for changes contemplated by this Agreement, and (ii) for those representations and warranties which address matters only as of a particular date (which will be true and correct as of such particular date).

3.1.2       Agreements and Covenants.  Contributing Party will have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

3.1.3       Certificate.  Company will have been provided with a certificate executed by Contributing Party to the effect that, as of the Closing the conditions set forth in Sections 3.2.1 and 3.2.2 have been duly satisfied.

3.1.4       Transfer Documents; Other Agreements.  At Closing, Company will have received:

(a)           A bill of sale conveying the Assets to Company in form reasonably satisfactory to Company.

(b)           One or more assignment and assumption agreements executed and delivered by Contributing Party, in form reasonably satisfactory to Company, with respect to the Assumed Contracts.

(c)           A fully executed Servicing Agreement;

(d)           A fully executed Contribution Agreement between Company and CarePayment, LLC in the form attached as Exhibit B;

(e)           A fully executed Contribution Agreement between Company and microHelix, Inc. in the form attached as Exhibit C;

(e)           A fully executed Sublease between Company and Contributing Party in the form attached as Exhibit D;

(f)           An Administrative Services Agreement ("Administrative Services Agreement") between Company and Contributing Party in the form attached as Exhibit E executed by Contributing Party; and

(g)          A fully executed Amendment to the Promissory Note between Company and MH Financial in the form attached as Exhibit F.

3.1.5       Third-Party Consents.  Company will have received consents or other assurances satisfactory to Company from such parties to the Assumed Contracts as Company may require as a condition to Closing.

3.1.6       Suits, Actions or Proceedings.  No suit, action, arbitration or other proceeding will be pending before any court, arbitrator or Governmental Body which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

3.1.7       No Material Adverse Change.  There will not have occurred since the date of this Agreement any event, change, effect, occurrence or state of facts individually or in the aggregate which has had or could have a material adverse effect on the Business, or on the ability of Company following Closing to conduct the Business as currently contemplated, taken as a whole, or on the ability of the parties to effect the transactions under this Agreement.

3.1.8       Due Diligence Review.  Company will have been satisfied, in its sole discretion, with its due diligence review of the Business and the Assets, including Company's review of Exhibits and Schedules to be attached to this Agreement at or prior to Closing.

3.1.9       Transaction Fees.  Contributing Party will have paid 50% of all fees and expenses incurred by Company in connection with the preparation, negotiation, and execution of this Agreement and the transactions contemplated by this Agreement.

3.2         Contributing Party's Conditions to Closing.   The obligations of Contributing Party to consummate the Closing and otherwise effect the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Contributing Party:

3.2.1       Representations and Warranties.  The representations and warranties of Company in this Agreement will be true and correct as of the Closing as if made as of the Closing, except (i) for changes contemplated by this Agreement, and (ii) for those representations and warranties which address matters only as of a particular date (which will be true and correct as of such particular date).

3.2.2       Agreements and Covenants.  Company will have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

3.2.3       Certificate.  Contributing Party will have been provided with a certificate executed by Company to the effect that, as of the Closing the conditions set forth in Sections 3.2.1 and 3.2.2 have been duly satisfied.

3.2.4       Other Agreements.  At Closing, Contributing Party will have received:

(a)           the Software License Agreement executed by Company;

(b)           The Sublease executed by Company; and

(c)           The Administrative Services Agreement executed by Company.

4.           Other Agreements.

4.1         Further Assurances.  At any time or from time to time after the Closing, at Company's request and without further consideration, Contributing Party will execute and deliver to Company such other instruments of transfer, conveyance, assignment, and confirmation, provide such materials and information, and take such other actions as Company may reasonably deem necessary in order more effectively to transfer, convey, and assign to Company, and to confirm Company's title to, all of the Assets, and, to the fullest extent permitted by law, to put Company in actual possession and operating control of the Assets and to assist Company in exercising all rights with respect thereto, and otherwise to cause Contributing Party to fulfill its obligations under this Agreement.

4.2         Access and Investigation.  Company, through its employees, agents and representatives, will prior to the Closing be involved in such investigation of the Assets as it deems necessary or advisable.  Contributing Party agrees to permit Company and its employees, agents and representatives to have full access, on reasonable notice during normal business hours, to the books and records and premises of the Business and other information with respect to the Business and properties of Contributing Party as Company from time to time requests.  Company will conduct its review in a manner which does not unreasonably interfere with the operations of the Business.

4.3         Operations Pending Closing.  Contributing Party agrees that from the date of this Agreement to the Closing:

4.3.1       Contributing Party will:

(a)           maintain all of the Assets in customary repair, order and condition, reasonable wear, tear and use and damage by fire or unavoidable casualty excepted;

(b)          operate the Assets and the Business in a manner designed to preserve and protect its business, goodwill and relationships with its vendors, suppliers, customers and others;

(c)           maintain insurance on the Assets in the same manner and to the same extent as such insurance has been maintained with respect to the Assets prior to the date of this Agreement; and

(d)          comply, in all material respects, with all applicable laws.

4.3.2       Contributing Party will not:

(a)           grant any new salary increase to any employee engaged in the Business unless such increase has been previously approved by Company in writing, or such salary increase occurs in the ordinary course and does not exceed 3%;

(b)           enter into or amend or alter any bonus, incentive compensation, deferred compensation, retirement, pension, savings, group insurance, death benefit or other fringe benefit plan, trust agreement or arrangement affecting its employees engaged in the Business that do not represent existing commitments; provided, however, that Contributing Party's handling of severance pay and related issues is not limited by this Section;

(c)           enter into or assume any material contract, agreement, obligation, lease, license or commitment relating to the Assets, except in the ordinary course of the Business as contemplated by this Agreement or with Company's prior written approval;

(d)           do, or omit to do, any act which will cause a material breach of any Material Agreement, Permit, commitment or obligation related to the Assets or the Business; or

(e)           amend, terminate or waive any material right of substantial value relating to the Assets or the Business.

5.           Taxes.  Contributing Party will be responsible for and will pay when due the entire amount of any sales, use, transfer, excise, documentary and other like taxes or recording, filing or notary fees imposed by any state or governmental subdivision within such state in connection with the transfer of the Assets.  Personal property taxes, if any, and all other prorations relating to the Assets, if any, will be made as of the Closing Date.

6.           Risk of Loss.  All right, title and interest and risk of loss with respect to the Assets will be deemed to have passed to Company at Closing.

7.           Representations and Warranties of Contributing Party.  Except as is otherwise disclosed on Schedule 7 to this Agreement (the "Disclosure Schedule") Contributing Party represents and warrants to Company that:

7.1         Authorization.  Contributing Party is a corporation duly organized and validly existing under the laws of the state of Oregon.  Contributing Party has all requisite organizational power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  Contributing Party's execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite organizational action and Contributing Party has duly executed and delivered this Agreement, which constitutes the valid and binding obligation of Contributing Party, enforceable in accordance with its terms.  Contributing Party has made available to Company true, correct and complete copies of Contributing Party's authorizing board and shareholder resolutions relating to the transactions contemplated by this Agreement.

7.2         Investment.  Contributing Party is not acquiring the ownership interest issued to it under the Operating Agreement with a view to or for sale in connection with any further distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

7.3         Accredited Investor.  Contributing Party is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

7.4         Title to Assets.  Contributing Party has good and marketable title to all of the Assets, all of the Assets are free and clear of restrictions on or conditions to transfer, and Contributing Party at Closing will transfer to Company good title to all of the Assets, free and clear of any Encumbrances (other than under any Assumed Liabilities).  The Closing will convey to and vest in Company good and marketable title to the Assets, free and clear of any Encumbrances (other than under the Assumed Liabilities).

7.5         No Conflicts.  The execution and delivery by Contributing Party of this Agreement do not, and the performance by Contributing Party of its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby will not:

7.5.1       conflict with or result in a violation or breach of any of the terms, conditions, or provisions of the Articles of Incorporation or Bylaws of Contributing Party;

7.5.2       conflict with or result in a violation or breach of any term or provision of any federal, state, or local law, rule, regulation or order applicable to Contributing Party or any of the Assets, or conflict with or result in a violation or breach of any term or provision of any judgment, injunction, decree, ruling or other charge applicable to Contributing Party or any of the Assets; or

7.5.3       with respect to any contract to which Contributing Party is a party or by which any of the Assets is bound:  conflict with or result in a violation or breach of such contract, constitute (with or without notice or lapse of time or both) a default under such contract, require Contributing Party to obtain any consent, or approval, or give any notice to or make any filing with any person or entity, or result in the creation or imposition of any Encumbrance upon Contributing Party or any of the Assets under such contract.

7.6         Tax Matters.  All Taxes which Contributing Party is required by law to pay, withhold or collect relating to the Business or the Assets or Contributing Party's employees have been duly paid, withheld or collected and have been paid over to the appropriate governmental agency or authority or are properly recorded as a liability on the books of Contributing Party.  No Tax liens shall attach to any of the Assets because of a deficiency or delinquency in payment of Taxes by Contributing Party or because of a failure by Contributing Party to qualify in any jurisdiction in which it owns or leases property or conducts business.  "Tax" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, business and occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

7.7         Litigation.  There are no pending or threatened, claims, litigation, investigation, tax audit or proceedings of any nature against Contributing Party or to which Contributing Party is a party which could result in any Encumbrance on the Assets or in any way impair Contributing Party's ability to fully perform its obligations under this Agreement.

7.8         Employee Matters.

7.8.1       A complete list of Contributing Party's employees engaged in the Business, and the current rate of compensation for such employees has been provided to Company.  On and as of the Closing Date, Contributing Party will take all action necessary to terminate all of its employees engaged in the Business and will pay such employees all accrued employment-related financial obligations due to them through the close of business on the Closing Date. No notice is required to be provided to any employee of Contributing Party under the Worker Adjustment and Retraining Notification Act, as amended (the "WARN Act"), in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

7.8.2       From and after the Closing, Contributing Party will remain solely responsible for all claims, including without limitation workers' compensation claims and liabilities arising under the WARN Act, of any Contributing Party employee that relate to any accident, injury or other cause that occurred or arose prior to the Closing, regardless of whether such claim is filed by such employee before or after the Closing.

7.8.3       Benefit Plans and ERISA.  Contributing Party has delivered or made available to Company all of Contributing Party's employment, consulting, retainer, employee leasing or collective bargaining agreements covering or otherwise applicable with respect to any officer, employee or other person related to the Business or former employee engaged in the Business, and has made available to Company all information related to any bonus or other incentive compensation plans or arrangements, pension, deferred compensation, profit sharing or other retirement plans, stock bonus, stock purchase, stock option or similar plans, excess benefit plans, death benefit or life insurance plans, sickness or disability plans, severance, vacation, holiday, educational assistance plans, medical, dental, hospitalization or health maintenance organization plans, arrangements for the payment of compensation other than in cash, or any other plan or arrangement which constitutes an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of the employees or former employees or their survivors, dependents or beneficiaries (all of which are referred to as the "Benefit Plans") which Contributing Party has maintained or contributed to during the past two years.  All of the employees or former employees engaged in the Business will be paid by Contributing Party as of the Closing Date for services rendered prior to the Closing Date, and all payments, contributions and benefits required to be made or provided by Contributing Party under the Benefit Plans on and after the Closing Date will be paid by Contributing Party, except that Company will assume all accumulated paid time off ("PTO") as of the Closing Date, for each employee hired by Company.  Except for the PTO assumed by Company, Contributing Party acknowledges and agrees that, on and after the Closing Date, Company will have no liability to any employee or former employee engaged in the Business, or any of their survivors, dependents or beneficiaries, under any of the Benefit Plans.  None of those employees or former employees, or their survivors, dependents or beneficiaries, are covered by any retiree health insurance plan maintained or contributed to by Contributing Party.  None of the Assets are subject to a lien under Section 4068 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), or any other provision of ERISA or the Code and there is no basis for the assertion of any such lien with respect to the Assets whether prior to or subsequent to the consummation of the transactions contemplated by this Agreement.  None of the employees or former employees are covered by any Benefit Plan subject to Title IV of ERISA or Section 412 of ERISA.

7.8.4       Labor Matters.  There are no controversies pending between Contributing Party and any of the employees of Contributing Party engaged in the Business which have affected or would affect materially and adversely the Assets or financial condition or the results of operations of the Business.  During the two-year period before the date of this Agreement, Contributing Party has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor with respect to the Business.  There are no unfair labor practice charges or controversies pending or in process or, to Contributing Party's knowledge, threatened between Contributing Party and any present or former employee nor complaints received or to the knowledge of Contributing Party threatened or on file with any federal, state or local governmental agency alleging employment discrimination or other unfair labor practice.

7.8.5       Entitlements.  Contributing Party has delivered or made available to Company a complete listing of all employees engaged in the Business currently on leave under the provisions of the Family and Medical Leave Act of 1993 ("FMLA").

7.8.6       Collective Bargaining Agreements.  There are no collective bargaining agreements applicable to the employees engaged in the Business.

7.8.7       Benefit Plan Liabilities.  Contributing Party has delivered or made available to Company a complete listing of all employees engaged in the Business (or related plan participants) currently receiving insurance continuation or conversion benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA") or state law.  Contributing Party shall continue all such insurance continuation benefits as required under applicable law, and shall additionally provide insurance continuation benefits to those employees (or related plan participants) who are terminated by Contributing Party at or prior to the Closing and who are not hired by Company, all to the extent and for the duration required by applicable federal and state law.  All Benefit Plan liabilities of every kind and nature for all periods prior to the Closing or incurred as a result of the transaction contemplated by this Agreement are the express responsibility of Contributing Party without limitation or qualification.

7.8.8       Immigration Matters.

(a)           Current Employees.  With respect to all current employees (as defined in Section 274a.1(f) of Title 8, Code of Federal Regulations) of Contributing Party that are engaged in the Business, a true and complete list of, and true and complete copies of, all Forms I-9 (Employment Eligibility Verification Forms) completed pursuant to the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder ("IRCA") and any and all copies of documentation, records or other papers retained with Forms I-9 (Employment Eligibility Verification Forms), have been previously delivered to Company.  Contributing Party has complied with IRCA with respect to the completion of Forms I-9 for all current employees and the reverification of the employment status of any and all current employees whose employment authorization documents indicated a limited period of employment authorization.

(b)           Former Employees.  With respect to all former employees who left the employment of the Business within two years prior to Closing, Contributing Party has complied with IRCA with respect to the maintenance of Forms I-9 for at least three years after the date of hire or for one year beyond the date of termination, whichever is later.  A true and complete list of all terminated employees engaged in the Business and hired by Contributing Party less than two years prior to Closing or terminated less than one year prior to Closing, true and complete copies of all Forms I-9 maintained for former employees pursuant to IRCA, and any and all copies of documentation, records or other papers retained with Forms I-9, have been previously delivered to Company.

(c)           Visa Status.  Contributing Party has not hired any individuals working under INS authorization in E, F, H, J, L, M, N, O, P or TN Visa Status.

(d)           Authorization to Work in U.S.  Contributing Party has not knowingly (as defined in Section 274a.1(l) of Title 8, Code of Federal Regulations) hired or continued to employ an unauthorized alien in the United States.  Within the 24 months preceding the execution of this Agreement, Contributing Party has not received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of IRCA, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.

(e)           Effect of Transaction.  The consummation of the transactions contemplated by this Agreement does not (i) give rise to any liability for failure to complete and update Forms I-9, or (ii) give rise to any liability for the employment of individuals not authorized to work in the United States or cause any current employee to become unauthorized to work in the United States.

7.9         Condition and Sufficiency of Tangible Purchased Assets.  The tangible Assets (a) are fit and usable in all material respects for the purposes for which they are presently being used; (b) are in good operating condition and repair, ordinary wear and tear excepted; (c) will not require major overhaul or repair in the immediate future, (d) conform with all applicable laws, rules and regulations; (e) except for the Excluded Assets, constitute all of the assets and properties used by Contributing Party in connection with the operation of the Business; and (f) except for the Excluded Assets, are sufficient in both quantity and quality to conduct the operations of the Business as previously conducted.

7.10       Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a "Governmental Body") is required on the part of Contributing Party in connection with the transactions contemplated by this Agreement.

7.11       Financial Information.  Prior to the date of this Agreement, Contributing Party has delivered to Company all financial information related to the Business as conducted by Contributing Party for the two years preceding the Effective Date (the "Financial Information").  The Financial information presents fairly the financial condition of Contributing Party at the dates specified and the results of its operations for the periods specified.  The Financial Information does not contain any items of a special or nonrecurring nature, except as expressly stated therein.  The Financial Information accurately and fairly reflects in all material respects all material transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by Contributing Party.

7.12       Absence of Undisclosed Liabilities.  At Closing, the Business as conducted by Contributing Party will have no liabilities except for (a) liabilities disclosed in this Agreement and its Exhibits and Schedules; (b) trade payables and accrued expenses arising in the ordinary course of business consistent with past practices; and (c) obligations to be performed in the ordinary course of business consistent with past practice under Material Agreements.

7.13       Absence of Material Changes. Except for the transactions contemplated by this Agreement, since January 1, 2009, there has not been:

7.13.1     any material adverse change in the Business;

7.13.2     any damage, destruction or loss to any tangible Asset not adequately covered by insurance, which uninsured damage, destruction or loss materially and adversely affects the Business or Assets, nor has there been any damage, destruction or loss to any tangible Asset (other than operating losses determined without regard to insurance coverage), aggregating more than $5,000;

7.13.3     any union organizational activities, strikes, work stoppages, or other material labor trouble;

7.13.4     any new Encumbrance (other than those arising by operation of law) created on any of the Assets, or assumed by Contributing Party with respect to any of the Assets;

7.13.5     any sale, transfer, removal from the Business premises or other disposition of any material tangible asset of Contributing Party (excluding any Excluded Asset) except for (i) sales of inventories and (ii) assets consumed or disposed of in the ordinary course of business;

7.13.6     any action taken by Contributing Party to amend, terminate or waive any material right relating to the Business other than in the ordinary course of business;

7.13.7     any transfer or grant of any material rights under any leases, licenses, agreements, trademarks or trade names used in Contributing Party's business;

7.13.8     any transaction, contract or commitment made or entered into other than in the ordinary course of business;

7.13.9     any material change with respect to the operations of the Business, including the method of accounting, or any loss of or material change with respect to any supplier or distributor relationships;

7.13.10   any change in accounting methods or principles used by Contributing Party with respect to the Business;

7.13.11   any other event or condition of any character subject to Contributing Party's control or caused by Contributing Party and materially and adversely affecting the results of the Business; or

7.13.12   any agreement of Contributing Party to take any of the actions described in the preceding clauses, except as contemplated by this Agreement.

7.14       Compliance With Laws.  Contributing Party's use, operation and maintenance of the Assets during the past five years has been in material compliance with, and has not violated or contravened in any material respect, all applicable statutes, laws, ordinances, decrees, orders, rules or regulations of any Governmental Body, including without limitation, federal, state and local laws relating to employment and labor matters.

7.15       Permits.  Contributing Party owns or possesses from each appropriate Governmental Body all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, "Permits") issued by any Governmental Body required in connection with the conduct of the Business.  No loss or expiration of any such Permit is pending, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof.

7.16       Material Agreements.

7.16.1     Contributing Party has delivered or made available to Company each agreement and arrangement relating to the Business, whether written or oral, (x) to which Contributing Party is a party or by which Contributing Party or any of the Assets is bound and (y) that is material to the Business or the Assets (collectively, the "Material Agreements"), including without limitation (i) any product development, supply or other agreements or arrangements pursuant to which third parties are or will be entitled or obligated to purchase or use any of the Assets; (ii) any leases or licenses with a term of 30 days or more; (iii) any capital or operating leases or conditional sales agreements relating to vehicles or equipment; (iv) any employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; (v) any agreement evidencing, securing or otherwise relating to any indebtedness in excess of $1,000 for which Contributing Party has any liability, (vi) any agreement with or for the benefit of any director, officer or employee of Contributing Party, or any affiliate or family member thereof; and (vii) any other agreement or arrangement pursuant to which Contributing Party could be required to make or be entitled to receive aggregate payments in excess of $1,000 and which is not cancelable without penalty upon 30 days' notice.

7.16.2     Contributing Party has performed all of its obligations in all material respects under each Material Agreement, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) of any material provision under any Material Agreement.

7.16.3     Each Material Agreement is valid, binding and in full force and effect and enforceable in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity.  There has been no termination or threatened termination or notice of default, under any Material Agreement.  Contributing Party has delivered to Company a copy of each written Material Agreement.

7.16.4     No consent of any person or Governmental Body is required in connection with the assignment to and assumption by Company of any Material Agreement in connection with the transactions contemplated by this Agreement.

7.17       Intellectual Property Rights.  Contributing Party has delivered or made available to Company a complete list of all patents, trademarks, service marks, trade names, domain names and copyrights, and applications for and licenses (to or from Contributing Party) with respect to any of the foregoing that is (a) owned by Contributing Party and used by or useful to the Business, or (b) used by Contributing Party with respect to the Business.  Contributing Party owns or has the unrestricted right to use all Intellectual Property and all other computer software and software licenses, intellectual property, proprietary information, trade secrets, material and manufacturing specifications, drawings and designs included in the Assets or necessary in connection with the operation of the Business without infringing on or otherwise acting adversely to the rights or claimed rights of any person.  Contributing Party is not obligated to pay any royalty or other consideration to any person in connection with the use of any such Intellectual Property.  No person is infringing on the rights of Contributing Party in any of its Intellectual Property.

7.18       Software.

7.18.1     The Software will perform in accordance with the Documentation; however, Contributing Party does not warrant that the operation of the Software will be uninterrupted or error-free;

7.18.2     The Documentation contains an accurate and complete list of all third party software and the minimum hardware requirements necessary to operate the Software;

7.18.3     The Software is compatible with and runs on the combination of the servers or other computer hardware (regardless of location, type of number of processors), operating system and other technical architecture elements with which the Software is designed to operate, specified in, and in any operating environment described in, the Documentation;

7.18.4     The media on which the Software is delivered will be free from defects;

7.18.5     the Software delivered by Licensor does not contain any computer code that is designed to:

(a)           Disrupt, disable, erase, alter, harm, or otherwise impair in any manner the operation of the Software or any other software, firmware, files, data, hardware, computer software or networks (sometimes referred to as "viruses" or "worms"); or

(b)           Disrupt, disable, erase, alter, harm, or otherwise impair in any manner the operation of the Software based on the elapse of a period of time, exceeding an authorized number of copies, users or Servers or the advancement to a particular date or other numeral (sometimes referred to as "time bombs," "time locks," or "drop dead" devices); or

(c)           Permit Contributing Party to access the Software to disable or impair in any way its operations (sometimes referred to as "traps," "access codes" or "trap door" devices) or any other similar harmful, malicious or hidden procedures, routines or mechanisms that would cause the Software to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications, or otherwise interfere with the users' operations, including Trojan horses; or

(d)           Perform any other functions other than those specified in the Documentation.

7.19       Principal Customers and Suppliers.  Contributing Party has delivered or made available to Company a list of the ten largest hospital customers of the Business by dollar volume (with the amount of revenues attributable to each such hospital customer) for the 11 months ended November 30, 2009 and for the year 2008.  CarePayment, LLC is the sole supplier of hospital recourse consumer credit accounts of the Business.

7.20       Trade Payables.  The trade payables constituting Assumed Liabilities represent bona fide and undisputed obligations of Contributing Party relating only to the Business and were incurred by Contributing Party in the ordinary course of business.

7.21       Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Company directly with Contributing Party without the intervention of any person or entity on behalf of Company in such manner as to give rise to any valid claim by any person or entity against Contributing Party for a finder's fee, brokerage commission, or similar payment.

7.22       Disclosures.  No representation or warranty or other statement made by Contributing Party in this Agreement, the Disclosure Schedule and any other documents or certificates delivered in connection with this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

8.           Representations and Warranties of Company.  Company represents and warrants to Contributing Party as follows:

8.1         Authorization.  Company is a limited liability company duly organized and validly existing under the laws of the State of Oregon.  Company has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated in this Agreement.  Company's execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite organizational action.  This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable in accordance with its terms.

8.2         No Conflicts.  The execution and delivery by Company of this Agreement do not, and the performance by Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not:

8.2.1      conflict with or result in a violation or breach of any of the terms, conditions, or provisions of the Amended and Restated Articles of Incorporation, as amended, or Bylaws of Company; or

8.2.2      conflict with or result in a violation or breach of any term or provision of any federal, state, or local law, rule, regulation, order, or judgment applicable to Company.

8.3         Litigation.  There are no pending claims, litigation, investigation, tax audit or proceedings of any nature against Company or to which Company is a party which could in any way impair Company's ability to fully perform its obligations under this Agreement.

8.4         Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Company directly with Contributing Party without the intervention of any person or entity on behalf of Company in such manner as to give rise to any valid claim by any person or entity against Contributing Party for a finder's fee, brokerage commission, or similar payment.

9.           Indemnification.

9.1         Contributing Party Indemnification.  Contributing Party will defend, indemnify and hold Company and its directors, shareholders, employees, agents, successors and assigns harmless from and against any and all claims, losses or liabilities (including reasonable attorney fees, court costs and expenses of investigation as determined by a court of competent jurisdiction) incurred by any such indemnified party:  (i) as a result of any breach of any of Contributing Party's representations, warranties or covenants contained in this Agreement or (ii) with respect to any liability of Contributing Party arising out of Contributing Party's operation of the Business or use of the Assets prior to the Closing Date.

9.2         Company Indemnification.  Company will defend, indemnify and hold Contributing Party and its respective directors, shareholders, employees, agents, successors and assigns harmless from and against any and all claims, losses or liabilities (including reasonable attorney fees, court costs and expenses of investigation as determined by a court of competent jurisdiction) incurred by any indemnified party:  (i) as a result of any breach of any of Company's representations, warranties or covenants contained in this Agreement, (ii) with respect to any of the Assumed Liabilities or (iii) with respect to Company's use of the Assets following the Closing Date.

9.3         Notice and Defense of Claims.  If either party to this Agreement ("Indemnitee") receives notice or otherwise obtains knowledge of any matter with respect to which the other party to this Agreement ("Indemnitor") may become obligated to hold harmless or indemnify Indemnitee under this Section 9, then Indemnitee will promptly deliver to Indemnitor a written notice describing such matter, provided that the failure to promptly deliver such notice will not affect the indemnification obligation except to the extent the Indemnitor is prejudiced or injured thereby.  If such matter involves a third party, Indemnitor will have the right, at its option, to assume the defense of such matter at its own expense and with its own counsel, provided that such counsel does not have an actual or potential conflict of interest.  If Indemnitor elects to and does assume the defense of such matter, (a) Indemnitee will fully cooperate as reasonably requested by Indemnitor in the defense or settlement of such matter, (b) Indemnitor will keep Indemnitee reasonably informed of developments and events relating to such matter, and (c) Indemnitee will have the right to participate without interfering with Indemnitor or its counsel, at its own expense, in the defense of such matter.  So long as Indemnitor is in good faith defending Indemnitee in such matter, Indemnitee will not settle or compromise or attempt to contact any other parties to the dispute in such matter.  Unless and until the Indemnitor assumes the defense with respect to such matter, Indemnitee will have the right (but not the obligation) to defend itself, or to enter into any reasonable settlement of such matter, without prejudice to any right of recovery against Indemnitor.

9.4         Payments to Indemnified Parties.  An Indemnitor with an indemnification obligation under this Section 9 will promptly reimburse each Indemnitee for all amounts owed under this Section 9 from time to time at the Indemnitee's request.

9.5         Survival of Representations.  The representations and warranties set forth in this Agreement will survive from and after the Closing Date through the applicable statute of limitations (and thereafter, to the extent a claim or action is made prior to such period, until such claim or action is finally resolved).  No claim for indemnification pursuant to this Section will be made by any party based upon a breach or alleged breach of any representation or warranty unless written notice of such claim or action is received by the party against whom indemnification is sought prior to expiration of the survival period.

9.6         Offset Rights.  Company will be entitled to offset, dollar for dollar, claims for indemnity against Contributing Party under this Section 9 against all sums owed to Contributing Party by Company under the Administrative Services Agreement.

10.           Termination.

10.1       Termination Events.  Except as provided in Section 10.2, this Agreement may be terminated at any time prior to the Closing:

10.1.1     by mutual written consent of Contributing Party and of Company;

10.1.2     by Contributing Party or Company if the Closing has not occurred by January 31, 2010;

10.1.3     by Contributing Party or Company if:  (a) there is a final nonappealable order of a Governmental Body in effect permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or (b) there is any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Agreement after the date of this Agreement by any Governmental Body that would make consummation of the transactions contemplated by this Agreement illegal;

10.1.4     by Company if it is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Contributing Party, or if any representation or warranty of Contributing Party has become untrue, or in any case if any of the conditions set forth in Section 3.1 or Section 3.2 would not be satisfied; provided, that, if such inaccuracy in such representations and warranties or breach by Contributing Party is curable through the exercise of commercially reasonable efforts, then Company may terminate this Agreement under this Section 10.1.4 only if the breach is not cured within 30 days after the date of written notice from Company of such breach (but no cure period will be required for a breach which by its nature cannot be cured); or

10.1.5     by Contributing Party if it is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Company such that the conditions set forth in Section 3.2.1 or Section 3.2.2 would not be satisfied; provided, that, if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Contributing Party may terminate this Agreement under this Section 10.1.5 only if the breach is not cured within 30 days after the date of written notice from Contributing Party of such breach (but no cure period will be required for a breach which by its nature cannot be cured).

10.2       Notice of Termination; Effect of Termination.  Except as set forth in Section 10.1.1 any termination of this Agreement under Section 10.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party.  Where action is taken to terminate this Agreement pursuant to Section 10.1, the terminating party must promptly deliver to the other party a notice setting forth the reason for the termination and the specific Section and subsection (as applicable) of this Agreement upon which the right of termination is based.  In the event of termination of this Agreement as provided in Section 10.1, this Agreement will become void and there will be no liability on the part of any party to this Agreement, or their respective officers, directors, managers, members or shareholders; provided that each party will remain liable for any breaches of this Agreement prior to its termination.

11.           Miscellaneous Provisions.

11.1       Successors and Assigns.  This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.  The foregoing notwithstanding, neither party will be permitted to assign its rights or delegate its obligations under this Agreement to another party without the prior written consent of the other party to this Agreement.

11.2       Notices.  Each notice, consent, request, or other communication required or permitted under this Agreement will be in writing, will be delivered personally or sent by certified mail (postage prepaid, return receipt requested) or by a recognized US overnight courier, and will be addressed as follows:

If to Company:	WS Technologies LLC
Attn: President
5300 SW Meadows Road, Suite 400
Lake Oswego, OR 97035

If to Contributing Party:	Aequitas Capital Management, Inc.
Attn: Legal Department
5300 SW Meadows Road, Suite 400
Lake Oswego, OR 97035

Each notice, consent, request, or other communication will be deemed to have been received by the party to whom it was addressed (a) when delivered if delivered personally; (b) on the second business day after the date of mailing if mailed; or (c) on the date officially recorded as delivered according to the record of delivery if delivered by overnight courier.  Each party may change its address for purposes of this Agreement by giving written notice to the other party in the manner set forth above.

11.3       Alterations and Waivers.  The waiver, amendment or modification of any provision of this Agreement or any right, power or remedy under this Agreement, whether by agreement of the parties or by custom, course of dealing or trade practice, will not be effective unless in writing and signed by the party against whom enforcement of such waiver, amendment or modification is sought.  No failure or delay by either party in exercising any right, power or remedy with respect to any of the provisions of this Agreement will operate as a waiver of such provisions with respect to such occurrences.

11.4       Governing Law.  This Agreement will be construed, governed and enforced in accordance with the laws of the State of Oregon, without regard to its choice of law provisions.

11.5       Exhibits and Schedules.  The exhibits and schedules attached to this Agreement are incorporated into and are a part of this Agreement.

11.6       Integration and Entire Agreement.  This Agreement and the exhibits and schedules and other documents referred to in this Agreement set forth the entire understanding between the parties and supersede all previous and contemporaneous written or oral negotiations, commitments, understandings, and agreements relating to the subject matter of this Agreement and merge all prior and contemporaneous discussions between the parties.

11.7       Counterparts and Delivery.  This Agreement may be executed in counterparts.  Each counterpart will be considered an original, and all of them, taken together, will constitute a single Agreement.  This Agreement may be delivered by facsimile or electronically, and any such delivery will have the same effect as physical delivery of a signed original.  At the request of any party, the other party will confirm facsimile or electronic transmission signatures by signing an original document.

11.8       Definitions.  Whenever used in this Agreement, (a) the term "including" will be deemed to mean "including without limitation", (b) the term "person" will be deemed to mean any natural person, corporation, limited liability company, partnership or other entity, and (c) the terms "will" and "shall" have the same meaning.

11.9       Attorney Fees.  In the event suit or action is instituted to interpret or enforce this Agreement, the prevailing party will be entitled to recover its attorney's fees, including those incurred on appeal, as determined by the court or arbitrator.

11.10     Specific Performance.  The parties acknowledge they would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would provide an inadequate remedy.  Accordingly, in addition to any other remedy at law or in equity, the nonbreaching party will be entitled to injunctive relief to prevent breaches of this Agreement and specifically to enforce this Agreement without the need for posting any bond or other security.

11.11     Rules of Construction.  The parties have been represented by separate counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the parties drafting such agreement or document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

COMPANY:	WS Technologies LLC
By microHelix, Inc., its Manager

	By	/s/ Brian A. Oliver
Brian A. Oliver
Secretary

CONTRIBUTING PARTY:	AEQUITAS CAPITAL MANAGEMENT, INC.

	By	/s/ Robert J. Jesenik
Robert J. Jesenik
President

Signature Page to WS Technologies, LLC Contribution Agreement (ACM)